Exhibit 99.1

News Release

Rockwell Collins reports third quarter fiscal 2014 earnings

•	Sales increase 12% to $1.26 billion

•	Mid-point of earnings per share guidance increased due to improved Information Management Services earnings

CEDAR RAPIDS, Iowa (July 22, 2014) - Rockwell Collins, Inc. (NYSE: COL) today reported total sales for the third quarter of fiscal year 2014 were $1.26 billion, an increase of 12% from the same period in 2013, primarily due to the acquisition of ARINC. Total segment operating earnings for the third quarter of fiscal year 2014 were $263 million, an increase of $6 million from the same period a year ago. Third quarter fiscal year 2014 earnings per share from continuing operations were $1.19 and income from continuing operations was $163 million compared to earnings per share from continuing operations of $1.18 and income from continuing operations of $161 million in the third quarter of last year.

ARINC, which was acquired on December 23, 2013 and is included in the Information Management Services segment, contributed $134 million of sales and $20 million of operating earnings to the third quarter of 2014. Rockwell Collins now expects fiscal year 2014 operating margins for the Information Management Services segment to be about 13% (from 11% to 12%), due primarily to lower than previously estimated intangible asset amortization expense and lower integration costs. As a result of Information Management Services improved operating margin, the Company now expects fiscal 2014 earnings per share in the range of $4.45 to $4.55 (from $4.40 to $4.55).

The Company also announced it entered into an agreement to sell its satellite communications systems business formerly known as Datapath, Inc. (Datapath), which designs, manufactures and services ground-based satellite communication systems primarily for military customers. The sale is subject to customary closing conditions and is expected to close in the fourth quarter of fiscal 2014.

“This was another strong quarter for Rockwell Collins and demonstrates we are on a path to accelerating growth and increasing shareowner value," said Rockwell Collins Chief Executive Officer Kelly Ortberg.  "This financial performance, and our successful progress on the integration of ARINC, has enabled our company to once again raise our earnings per share guidance for the full year."

Ortberg went on to state, "During the quarter we continued to make great progress on our growth strategies, including our recent selection to provide the flight control module of the Integrated Flight Control Electronics fly-by wire system for the Boeing 777X. In addition, the pending sale of Datapath is part of our strategy to reshape our Government Systems segment to align with the changing dynamics of the defense environment and focus on the core products and solutions that best fit with our overall plan for growth."

Following is a discussion of fiscal year 2014 third quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2014 third quarter results as summarized below. Certain amounts previously included in the Commercial Systems segment have been reclassified to the Information Management Services segment, which was created in the first quarter of fiscal year 2014. See the supplemental schedule included in the press release filed on Form 8-K dated January 21, 2014 for a reconciliation of amounts reclassified.

(dollars in millions)	Q3 FY14	Q3 FY13	Inc/(Dec)
Commercial Systems sales
Original equipment	$338	$309	9%
Aftermarket	228	223	2%
Wide-body in-flight entertainment	17	19	(11)%
Total Commercial Systems sales	$583	$551	6%

Operating earnings	$130	$131	(1)%
Operating margin rate	22.3%	23.8%	(150) bps

•
Sales to aircraft original equipment manufacturers increased due to higher hardware delivery rates for the Boeing 787 aircraft and higher customer funded development program sales, partially offset by lower deliveries at the light end of the business jet market.

•	Aftermarket sales increased primarily due to higher service and support activities and higher Boeing 747-8 and 787 spares sales, partially offset by lower retrofit sales.

•
Operating earnings for the third quarter of 2014 were about flat with the third quarter of 2013 and operating margin decreased 150 basis points. While operating earnings benefited from lower company funded research and development expense, operating margins were impacted by higher employee benefit related costs and less favorable incremental margins associated with higher sales of newer products and customer funded development programs.

Government Systems

Government Systems provides a broad range of products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the third quarter of 2014 are summarized below.

The results of Datapath have been classified as discontinued operations and are excluded from the results below. See the supplemental schedule included in this press release for a revised presentation of the Government Systems segment sales and operating earnings to exclude the Datapath results, by quarter, for the year ended September 30, 2013 and for the quarters ended December 31, 2013 and March 31, 2014.

(dollars in millions)	Q3 FY14	Q3 FY13	Inc/(Dec)
Government Systems sales
Avionics	$317	$341	(7)%
Communication products	107	120	(11)%
Surface solutions	68	62	10%
Navigation products	43	46	(7)%
Total Government Systems sales	$535	$569	(6)%

Operating earnings	$112	$125	(10)%
Operating margin rate	20.9%	22.0%	(110) bps

•
Avionics sales decreased primarily due to lower hardware deliveries for the E-6 program, a wind-down of development effort on the KC-46 and KC-10 programs, and the completion of certain rotary wing upgrade programs. These declines were partially offset by increased hardware deliveries for the F-15 and the Joint Helmet Mounted Cueing Systems programs.

•	Communication product sales declined due to lower deliveries of JTRS Manpack radios.

•	Surface solutions sales increased due to higher international Firestorm targeting systems sales.

•	Navigation products sales decreased due to a reduction in development revenues on a GPS modernization program.

•
Operating earnings and margin decreased primarily due to the impact of lower sales volume, higher employee benefit related costs, and the absence of certain favorable program adjustments that benefited the prior year, partially offset by a better mix of higher margin hardware revenues and cost savings initiatives.

Information Management Services

Information Management Services (IMS) enables mission-critical data and voice communications throughout the world to customers including the U.S. Federal Aviation Administration (FAA), commercial airlines, business aircraft operators, airport and critical infrastructure operators and major passenger and freight railroads. These communications are enabled by the Company's high-performance, high-quality and high-assurance proprietary radio and terrestrial networks, enhancing customer efficiency, safety and connectivity.

The company previously announced its intent to divest ARINC’s Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. As such, the results of ASES have been classified as discontinued operations and are excluded from the results below.

(dollars in millions)	Q3 FY14	Q3 FY13
Information Management Services sales	$146	$12

Operating earnings	$21	$1
Operating margin rate	14.4%	8.3%

Sales for ARINC were $134 million in the third quarter of fiscal 2014. All remaining sales are related to the Rockwell Collins’ flight services business. IMS operating earnings includes $11 million and $1 million of depreciation and amortization expense for the three months ended June 30, 2014 and 2013, respectively.

Corporate and Financial Highlights

Interest Expense
Interest expense increased from $7 million in the third quarter of fiscal year 2013 to $15 million in the third quarter of fiscal year 2014 due to the incremental interest on debt issued to fund the acquisition of ARINC.

Income Taxes
The company's effective income tax rate was 28.8% for the third quarter of 2014 compared to a rate of 30.0% for the same period last year. The lower income tax rate in the third quarter of 2014 was primarily attributable to the resolution of certain tax matters from prior years offset by differences in the availability of the Federal Research & Development Tax Credit.

Cash Flow
Cash provided by operating activities was $237 million for the first nine months of fiscal year 2014, compared to cash provided by operating activities of $309 million in the same period last year. The $72 million reduction in cash flow from operations was primarily due to $94 million in higher income tax payments and $60 million in higher employee incentive pay, partially offset by $54 million in lower pension plan contributions and other working capital changes.

During the third quarter of fiscal year 2014, the company repurchased 650,000 shares of common stock at a total cost of $51 million. The company paid a dividend on its common stock of 30 cents per share, or $41 million, in the third quarter of 2014.

Fiscal Year 2014 Outlook

The following table is a summary of the company's fiscal year 2014 financial guidance for continuing operations. The fiscal year 2014 outlook has been updated due to the pending sale of Datapath and to narrow the ranges from the previous financial guidance:

•	Total sales (1)	$4.90 Bil. to $4.95 Bil. (From $4.95 Bil. to $5.05 Bil.)
•	Total segment operating margins	About 21% (From 20% to 21%)
•	Earnings per share	$4.45 to $4.55 (From $4.40 to $4.55)
•	Cash flow from operations	About $650 Mil. (From $600 Mil. to $700 Mil.)
•	Total research & development investment	About $950 Mil.
•	Capital expenditures	About $160 Mil.
•	Full year income tax rate	About 30%

(1) Due to the pending sale of Datapath, the Company now expects fiscal year 2014 sales for the continuing operations of the Government Systems business to be down low-single digits (previously expected to be down mid-single digits).

Business Highlights

Rockwell Collins’ flight control electronics selected for Boeing 777X
Rockwell Collins was selected to provide the Flight Control Module for the Boeing 777X Integrated Flight Control Electronics (IFCE) fly-by-wire system through a competitive procurement bid led by BAE Systems, the prime supplier of the IFCE cabinet system.

Rockwell Collins honored as a top performer by Aviation Week
Rockwell Collins was one of three companies honored for sustained excellence over the past five years based on a study by Aviation Week. The study evaluated and ranked the operational performance of 59 publicly traded aerospace and defense companies around the world.

Rockwell Collins and CETCA announced grand opening of joint venture for communication and navigation solutions
Rockwell Collins and China Electronics Technology Avionics Company (CETCA), a subsidiary of China Electronics Technology Group Corporation (CETC), announced the formal incorporation and grand opening of their joint venture -- Rockwell Collins CETC Avionics Company (RCCAC). The new joint venture, which will be based in Chengdu, Sichuan, will develop communication and navigation solutions for the C919 and other aircraft programs in China.

Rockwell Collins named on DiversityInc’s list of 2014 Top 50 Companies for Diversity
Rockwell Collins has been named to The 2014 DiversityInc Top 50 (DITop50) Companies for Diversity list, ranking No. 40. As one of two aerospace and defense companies that achieved the DITop50 list, the company was also ranked No. 2 in Top Ten Companies for Veterans and No. 4 in Top Ten Companies for Diversity Councils.

Boeing selected Rockwell Collins micro-GPS receivers for search and rescue radio system
Boeing selected Rockwell Collins to provide its industry leading micro-GPS receivers for the Combat Survivor Evader Locator (CSEL) radio system.

Royal Canadian Navy selected Rockwell Collins 721S radio
Rockwell Collins was selected to provide its 721S radio to the Royal Canadian Navy. The radios will complement naval platforms equipped with the Rockwell Collins Sub-Net Relay system, enabling naval forces to exchange operational information faster and more reliably.

Rockwell Collins' Intertrade named Aviation Week MRO of the Year
Rockwell Collins and its Intertrade business were selected to receive the 2014 MRO of the Year award for innovative supplier/OEM services provider from Aviation Week.

Rockwell Collins to provide comprehensive service and support for Atlas Air’s 747 fleet
Rockwell Collins signed a service and support agreement with Atlas Air, Inc. for maintenance, repair and overhaul (MRO) of Rockwell Collins communication, navigation and surveillance avionics on Atlas’s fleet of Boeing 747 aircraft.

Sichuan Airlines selected Rockwell Collins avionics package
China-based Sichuan Airlines selected a comprehensive Rockwell Collins avionics package, including its new MultiScan ThreatTrack™ weather radar, for 25 new Airbus A319, A320 and A321 aircraft. With this most recent selection, Sichuan will operate Rockwell Collins systems for these aircraft in both the flight deck and cabin. Deliveries will begin in late 2014.

Conference Call and Webcast Details

Rockwell Collins CEO and President, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 10:00 a.m. Eastern Time on July 22, 2014. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through September 22, 2014.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2014	2013	2014	2013
Sales
Government Systems	$535	$569	$1,604	$1,623
Commercial Systems	583	551	1,660	1,599
Information Management Services	146	12	313	33
Total sales	$1,264	$1,132	$3,577	$3,255

Segment operating earnings
Government Systems	$112	$125	$328	$345
Commercial Systems	130	131	368	352
Information Management Services	21	1	41	3
Total segment operating earnings	263	257	737	700

Interest expense(1)	(15)	(7)	(43)	(21)
Stock-based compensation	(5)	(6)	(17)	(19)
General corporate, net	(14)	(14)	(45)	(44)
Gain on divestiture of business	—	—	10	—
ARINC transaction costs(1)	—	—	(13)	—
Income from continuing operations before income taxes	229	230	629	616
Income tax expense	(66)	(69)	(184)	(161)

Income from continuing operations	163	161	445	455
Income (loss) from discontinued operations, net of taxes	(5)	3	(8)	2
Net income	$158	$164	$437	$457

Diluted earnings (loss) per share:
Continuing operations	$1.19	$1.18	$3.25	$3.29
Discontinued operations	(0.04)	0.02	(0.06)	0.01
Diluted earnings per share	$1.15	$1.20	$3.19	$3.30

Weighted average diluted shares outstanding	136.9	137.2	136.9	138.5

(1) During the nine months ended June 30, 2014, the company incurred bridge facility fees of $3 million related to debt financing for the ARINC acquisition. These costs were included in Interest expense. Total ARINC transaction costs incurred for the nine months ended June 30, 2014 were $16 million.

The following tables summarize sales by product category for the three and nine months ended June 30, 2014 and 2013 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2014	2013	2014	2013
Government Systems sales:
Avionics	$317	$341	$967	$980
Communication products (1)	107	120	327	335
Surface solutions	68	62	182	169
Navigation products	43	46	128	139
Total Government Systems sales	$535	$569	$1,604	$1,623

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$181	$151	$509	$445
Aftermarket	127	127	379	355
Wide-body in-flight entertainment	17	19	54	64
Total air transport aviation electronics	325	297	942	864

Business and regional aviation electronics:
Original equipment	157	158	432	458
Aftermarket	101	96	286	277
Total business and regional aviation electronics	258	254	718	735
Total Commercial Systems sales	$583	$551	$1,660	$1,599

Commercial Systems sales:
Total original equipment	$338	$309	$941	$903
Total aftermarket	228	223	665	632
Wide-body in-flight entertainment	17	19	54	64
Total Commercial Systems sales	$583	$551	$1,660	$1,599

Information Management Services sales	$146	$12	$313	$33

Total sales	$1,264	$1,132	$3,577	$3,255

(1) Prior year amounts have been revised to exclude Datapath, which is now reported as discontinued operations.

The following table summarizes total Research & Development Investment by segment and funding type for the three and nine months ended June 30, 2014 and 2013 (unaudited, dollars in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2014	2013	2014	2013
Research and Development Investment
Customer-funded:
Government Systems	$85	$97	$266	$296
Commercial Systems	37	25	86	72
Information Management Services	3	—	5	—
Total Customer-funded	125	122	357	368

Company-funded:
Government Systems	18	17	53	51
Commercial Systems	43	49	140	155
Information Management Services	1	—	1	—
Total Company-funded	62	66	194	206
Total Research and Development Expense (1)	187	188	551	574

Increase in Pre-production Engineering Costs, Net	43	37	132	113
Total Research and Development Investment (1)	$230	$225	$683	$687

Percent of Total Sales	18.2%	19.9%	19.1%	21.1%

(1) Research and development expenses for the Information Management Services segment, including the ARINC acquisition, do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary Balance Sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2014	September 30, 2013
Assets
Cash and cash equivalents	$450	$391
Receivables, net	1,131	1,058
Inventories, net (1)	1,707	1,518
Current deferred income taxes	8	19
Businesses held for sale	69	17
Other current assets	146	91
Total current assets	3,511	3,094

Property	888	773
Goodwill	1,865	779
Intangible assets	688	288
Long-term deferred income taxes	64	245
Other assets	237	221
Total assets	$7,253	$5,400

Liabilities and equity
Short-term debt	$855	$436
Accounts payable	467	463
Compensation and benefits	241	293
Advance payments from customers	354	324
Accrued customer incentives	184	184
Product warranty costs	109	121
Liabilities associated with businesses held for sale	31	4
Other current liabilities	191	156
Total current liabilities	2,432	1,981

Long-term debt, net	1,663	563
Retirement benefits	986	1,078
Other liabilities	219	155
Equity	1,953	1,623
Total liabilities and equity	$7,253	$5,400

(1) Inventories, net is comprised of the following:
	June 30, 2014	September 30, 2013
Inventories, net:
Production inventory	$861	$804
Pre-production engineering costs	846	714
Total Inventories, net	$1,707	$1,518

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Nine Months Ended
	June 30
	2014	2013
Operating Activities:
Net income	$437	$457
Adjustments to arrive at cash provided by operating activities:
Gain on sale of business	(10)	—
Loss on pending divestiture of business	4	—
Depreciation	102	91
Amortization of intangible assets and pre-production engineering costs	61	41
Stock-based compensation expense	17	19
Compensation and benefits paid in common stock	37	42
Excess tax benefit from stock-based compensation	(5)	(7)
Deferred income taxes	80	75
Pension plan contributions	(66)	(120)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	40	2
Production Inventory	(104)	(99)
Pre-production engineering costs	(156)	(131)
Accounts payable	(18)	(67)
Compensation and benefits	(77)	3
Advance payments from customers	(25)	11
Accrued customer incentives	—	(7)
Product warranty costs	(11)	(7)
Income taxes	(65)	14
Other assets and liabilities	(4)	(8)
Cash Provided by Operating Activities	237	309

Investing Activities:
Acquisition of business, net of cash acquired	(1,405)	—
Property additions	(115)	(85)
Proceeds from the disposition of property	—	1
Acquisition of intangible assets	(1)	(1)
Proceeds from business divestitures	24	—
Cash (Used for) Investing Activities	(1,497)	(85)

Financing Activities:
Purchases of treasury stock	(111)	(524)
Cash dividends	(122)	(124)
Proceeds from short-term commercial paper borrowings, net	620	400
Repayment of debt	(200)	—
Net proceeds from long-term debt issuance	1,089	—
Proceeds from the exercise of stock options	35	38
Excess tax benefit from stock-based compensation	5	7
Cash Provided by (Used for) Financing Activities	1,316	(203)

Effect of exchange rate changes on cash and cash equivalents	3	(2)

Net Change in Cash and Cash Equivalents	59	19
Cash and Cash Equivalents at Beginning of Period	391	335
Cash and Cash Equivalents at End of Period	$450	$354

ROCKWELL COLLINS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)
(in millions, except per share amounts)

Datapath, which was formerly included within the Government Systems segment, has been accounted for as a discontinued operation for the three and nine months ending June 30, 2014 and also for the three and nine months ending June 30, 2013. To further enhance comparability and analysis, the following tables provide the revised presentation of the Government Systems segment sales and operating earnings to exclude the Datapath results, by quarter, for the year ended September 30, 2013 and for the quarters ended December 31, 2013 and March 31, 2014. Government Systems sales and operating earnings have been revised to conform to the current year presentation.

	Three Months Ended
	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Full Year 2013
Government Systems product categories:
Avionics	$315	$324	$341	$404	$1,384
Communication products	94	121	120	115	450
Surface solutions	50	57	62	63	232
Navigation products	48	45	46	54	193
Government Systems sales	$507	$547	$569	$636	$2,259

Government Systems operating earnings	$104	$116	$125	$151	$496

	Three Months Ended
	Dec. 31, 2013	Mar. 31, 2014
Government Systems product categories:
Avionics	$317	$333
Communication products	101	119
Surface solutions	58	56
Navigation products	39	46
Government Systems sales	$515	$554

Government Systems operating earnings	$105	$111

The following table provides diluted earnings per share amounts for continuing operations and discontinued operations by quarter and for the year ended September 30, 2013 and for the quarters ended December 31, 2013 and March 31, 2014. Earnings per share amounts are computed independently each quarter. As a result, the sum of each quarter's per share amounts may not equal the total per share amount for the respective year.

	Three Months Ended
	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Full Year 2013
Earnings (loss) per share:
Continuing operations	$0.93	$1.18	$1.18	$1.28	$4.56
Discontinued operations	0.01	(0.01)	0.02	—	0.02
Diluted earnings per share	$0.94	$1.17	$1.20	$1.28	$4.58

	Three Months Ended
	Dec. 31, 2013	Mar. 31, 2014
Earnings (loss) per share:
Continuing operations	$0.98	$1.08
Discontinued operations	(0.02)	—
Diluted earnings per share	$0.96	$1.08